SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12

MTI Technology Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTI TECHNOLOGY CORPORATION
4905 EAST LA PALMA AVENUE
ANAHEIM, CALIFORNIA 92807

August 5, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of MTI Technology Corporation, to be held on Thursday, September 5, 2002, at the Company’s principal executive offices, 4905 East La Palma Avenue, Anaheim, California 92807, beginning at 10:00 a.m. local time.

     The business to be conducted at the meeting includes the election of two directors, ratification of the selection of independent auditors and consideration of any other matters that may properly come before the meeting and any adjournment thereof.

     It is important that your shares be represented, so, even if you presently plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

/s/ THOMAS P. RAIMONDI, JR.

Thomas P. Raimondi, Jr. President, Chief Executive Officer and Chairman of the Board of Directors

PROXY STATEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
DIRECTORS’ FEES AND OPTIONS
COMMITTEES OF THE BOARD
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
ATTENDANCE AT BOARD AND COMMITTEE MEETINGS
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHER INFORMATION
SUMMARY OF OPTION GRANTS
SUMMARY OF OPTIONS EXERCISED
SEVERANCE AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
COMPANY STOCK PRICE PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO SELECTION OF INDEPENDENT AUDITORS
OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

MTI TECHNOLOGY CORPORATION
4905 EAST LA PALMA AVENUE
ANAHEIM, CALIFORNIA 92807

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 5, 2002.

     The Annual Meeting of Stockholders of MTI Technology Corporation, a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices, 4905 East La Palma Avenue, Anaheim, California 92807, on Thursday, September 5, 2002 at 10:00 a.m., local time, for the following purposes:

(1)	To elect two members of the Board of Directors each to serve for a term of 3 years or until his successor is elected and qualified;

(2)	To consider and act upon the ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2003; and

(3)	To transact any such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A copy of the Company’s Annual Report in the form of 10-K for the fiscal year ended April 6, 2002, containing consolidated financial statements, is included with this mailing.

     The Board of Directors has fixed the close of business on July 12, 2002 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, 4905 East La Palma Avenue, Anaheim, California 92807 for a period of ten days prior to the Annual Meeting. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

By Order of the Board of Directors

/s/ MARK A. FRANZEN

Mark A. Franzen Secretary and Chief Financial Officer

Anaheim, California
August 5, 2002

YOUR VOTE IS IMPORTANT

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MTI Technology Corporation (“MTI” or the “Company”) for use at the Company’s Annual Meeting of Stockholders to be held on Thursday, September 5, 2002 (the “Annual Meeting”), at 10:00 a.m., local time, at the Company’s principal executive offices, 4905 East La Palma Avenue, Anaheim, California 92807 and any adjournment thereof. This Proxy Statement and the accompanying proxy are being sent on or about August 6, 2002 to stockholders entitled to vote at the Annual Meeting.

THE PROXY

     The persons named as proxyholders, Thomas P. Raimondi, Jr. and Mark A. Franzen, were selected by the Board of Directors of the Company. Mr. Raimondi is a director and an executive officer of the Company and Mr. Franzen is an executive officer of the Company.

     All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the Common Stock of the Company represented by the proxy will be voted for the election of the directors named in the Proxy Statement, for the ratification of the selection of KPMG LLP as the Company’s independent auditors for the 2003 fiscal year, and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxyholders. The Company does not presently know of any other such business. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder’s right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

VOTING AT THE ANNUAL MEETING

     The only issued and outstanding voting securities of the Company are its shares of Common Stock, $.001 par value (the “Common Stock”), of which 32,733,728 shares were outstanding at the close of business on July 12, 2002. Only holders of record at the close of business on July 12, 2002 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Except as described below, the holders of the Common Stock of the Company are entitled to one vote per share on each matter submitted to a vote of the stockholders. The Company’s Bylaws do not provide for cumulative voting by stockholders.

     The holders of a majority of the Company’s outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for the purposes of determining the presence of a quorum. Accordingly, abstentions (referred to as withheld votes with respect to the election of directors) and broker non-votes (where a broker indicates that it has not been instructed by its customer as to how to vote on particular matter and does not have discretionary voting power under the rules of the National Association of Securities Dealers (“NASD”)) will be counted for determining the presence of a quorum for the transaction of business at the Annual Meeting. Under the rules of the NASD, certain matters submitted to a vote of the stockholders are considered by the NASD to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the meeting.

     Directors are elected by a plurality of the shares of Common Stock represented and voted at the Annual Meeting, and abstentions and broker non-votes have no effect on the outcome of the election of directors. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on the other proposal is required for approval of such proposal. Abstentions are included in determining the number of shares voted on such proposal and will have the same effect as a vote against such proposal. Broker non-votes will be counted for purposes of determining whether a quorum is present, but they will not be considered as voting or entitled to vote with respect to such proposal.

SOLICITATION

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners. The Company does not anticipate paying any compensation to any other party for the solicitation of proxies.

PROPOSAL ONE

ELECTION OF DIRECTORS

     At the Annual Meeting, two individuals will be elected as directors for three-year terms and until his successor is elected. The Board of Directors has nominated Thomas P. Raimondi, Jr. and Val Kreidel for election at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE NOMINEES FOR ELECTION AS MEMBERS OF THE BOARD OF DIRECTORS.

     The proxies given to the proxyholders will be voted or not voted as directed thereon, and if no direction is given, will be voted FOR approval of the nominees. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if the nominees should, for any reason, be unable or unwilling to serve, the proxies will be voted for the election of such other persons to the office of director as the Board of Directors may recommend in the place of such nominees.

NOMINEES FOR DIRECTOR

     The following table sets forth the names, ages and positions of all directors and the nominees as of July 12, 2002. A summary of the background and experience of each of these individuals is set forth after the table. Information regarding MTI’s executive officers is set forth in Part I of its Annual Report on Form 10-K under the heading “Executive Officers of the Registrant.”

DIRECTORS

NAME	AGE	POSITION(S)	COMMITTEE(S)

Thomas P. Raimondi, Jr.	45	Chairman of the Board of Directors, President and Chief Executive Officer and Director, Nominee	Nominating
Franz L. Cristiani	60	Director	Audit
Val Kreidel	47	Director, Nominee
Al Melrose	76	Director	Audit and Nominating
Darcy G. Mott	49	Director
John Repp	64	Director	Audit and Compensation
Kent D. Smith	53	Director
Ralph J. Yarro, III	37	Director	Compensation and Nominating

     MTI’s Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time are elected to hold office for a term of three years until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office expire as follows: Mr. Mott, 2004; Mr. Smith, 2004; Mr. Yarro, 2004; Mr. Cristiani, 2003; Mr. Melrose, 2003; Mr. Repp, 2003; Ms. Kreidel, 2002; and Mr. Raimondi, 2002.

     There are no family relationships among the directors or executive officers of MTI.

     Thomas P. Raimondi, Jr. was named President and Chief Executive Officer of the Company in December 1999 and Chairman of the Board of Directors in July 2002. From April 2001 until July 2002, Mr. Raimondi was Vice Chairman of the Board of Directors. From July 1998 to December 1999, Mr. Raimondi was the Company’s Chief Operating Officer. Mr. Raimondi served as Senior Vice President and General Manager from May 1996 until July 1998 and was Vice President, Strategic Planning, Product Marketing and Director of Marketing from 1987 until May 1996. Mr. Raimondi joined the Company in 1987. Since September 1999 Mr. Raimondi has served as a member of the Board of Directors of Caldera Systems, Inc. (“Caldera”), a Linux-bases software company.

     Franz L. Cristiani was appointed director of the Company in December 2000. From 1976 to 1999, Mr. Cristiani was a partner with Arthur Andersen, specializing in public companies. Mr. Cristiani is presently self employed. Mr. Cristiani has also been a member of the Board of Directors of U.S. Aggregates, Inc. since December 1999.

     Val Kreidel was elected a director of the Company in January 1994. Ms. Kreidel has served as a financial analyst for NFT Ventures, Inc. and DSC Ventures, Inc., private investment companies, since May 1989. From May 1985 to May 1989, Ms. Kreidel served as a Vice President of Atlantic Financial Savings Bank it its Real Estate Loan Department. Since 1984, Ms. Kreidel has been employed as an analyst for The Canopy Group, Inc. (“Canopy”), a technology investment company.

     Al Melrose has been a director of the Company since April 1999. Until his retirement in 1994, Mr. Melrose had been a marketing and investor relations consultant to numerous companies. Prior to 1994, he worked in investor relations and marketing for various companies for approximately 30 years.

     Darcy G. Mott was elected a director of the Company in July 2002. Mr. Mott has served as Vice President, Treasurer and Chief Financial Officer of Canopy since May 1999. Prior to joining Canopy, Mr. Mott served as Vice President and Treasurer of Novell, Inc. (“Novell”), a provider of Internet business solutions, from December 1995 to September 1998. Prior to that, Mr. Mott served in various other financial management positions for Novell since September 1986. Mr. Mott worked for Arthur Andersen & Company, a global provider of professional services, as a staff accountant from 1977 to 1980, as an audit senior from 1980 to 1983 and as an audit manager from 1983 to 1986. Mr. Mott has served as a member of the board of directors of Altiris, Inc., a systems management software company, since May 2000, and of Caldera since March 2002. Mr. Mott also serves as a member of the board of directors of various privately held companies. Mr. Mott is a certified public accountant and holds a B.S. degree in accounting from Brigham Young University.

     John Repp has been a director of the Company since February 1998. Mr. Repp has been a sales consultant to several technology firms including the Company since 1996. From 1989 to 1995, Mr. Repp was the Vice President of Sales for Seagate Technology, Inc., a software developer and manufacturer of disk drives. Prior to joining Seagate, Mr. Repp spent 22 years with Control Data Corporation in various positions in sales and operations.

     Kent D. Smith was elected a director of the Company in August 2001. Since February 2001, Mr. Smith has been a partner with Smith, Diamond and Associates, a consulting firm specializing in sales and services consulting for technology companies. From 1995 to 2001, Mr. Smith was an Executive Vice President for Worldwide Sales with Legato Systems, Inc. (“Legato”), an organization that delivers worldwide enterprise class software solutions and services. Prior to that, Mr. Smith was Chief Operating Officer of Legato. From 1994 to 1995, Mr. Smith was Vice President, Emerging Market Products for Verifone, Inc., a global provider of secure electronic payment solutions for financial institutions, merchants and consumers. Prior to joining Verifone, Mr. Smith served as General Manager of IBM Corporation, China, from 1989 to 1993, and as a sales representative, sales manager, sales executive and regional manager of IBM Corporation from 1974 to 1988.

     Ralph J. Yarro, III was appointed a director of the Company in March 2000. Mr. Yarro has worked for Canopy since April 1995 and is currently Canopy’s President, Chief Executive Officer and a member of its Board of Directors. Mr. Yarro is also the Chairman of the Board of Directors of Caldera.

     On July 11, 2002, Mr. Raymond J. Noorda announced his resignation from the Company’s Board of Directors after 15 years of service as its Chairman. We wish to thank Mr. Noorda for his years of dedicated service to the Company.

DIRECTORS’ FEES AND OPTIONS

     Each non-employee director received meeting fees of $2,500 per Board meeting attended during the fiscal year ended April 6, 2002, and was reimbursed for expenses incurred in attending Board meetings. The Company’s employee director, Mr. Raimondi, did not receive cash compensation for serving on the Board of Directors for the fiscal year ended April 6, 2002, but was reimbursed for expenses incurred in attending Board meetings. Since February 1999, the Company has included each non-employee director with the named executives of the Company in the Company’s executive medical plan. During fiscal 2002, the Company paid $9,430 for medical expenses not otherwise covered by insurance for Mr. Repp.

     The Company paid Mr. Repp and Mr. Melrose $1,600 and $2,400, respectively, during the fiscal year ended April 6, 2002 for consulting services related to the sales process and investor relations. The Company paid Mr. Smith $7,320.18 in fiscal year 2002 for consulting services related to sales. It also paid to Smith, Diamond and Associates, of which Mr. Smith is a partner, $37,401.05 prior to his joining the Board of Directors for consulting services related to sales, and $50,963.14 paid after his joining the Board of Directors for consulting services related to organizational planning and strategic alliances.

     Since March 2000, the Company has included each non-employee director with the named executives of the Company in the Company’s investment and tax planning program. During fiscal year 2002, no expenses were reimbursed to, or fees incurred on behalf of, any director under this program.

     Each non-employee director of the Company is granted a nonqualified option to purchase 50,000 shares of Common Stock under the 2001 Non-Employee Director Option Program (the “Program”) upon election or appointment to the Board of Directors. These options will vest and become exercisable in three equal installments on each anniversary of the grant date. In addition, the Program provides that each non-employee director who is a director immediately prior to an annual meeting of the Company’s stockholders and who continues to be a director after such meeting, provided that such director has served as such for at least 11 months, will be granted an option to purchase 25,000 shares of Common Stock. These options will vest and become exercisable in three equal installments on each anniversary of the grant date. On September 5, 2001, the Company granted Mr. Smith an option to purchase 50,000 shares of Common Stock with an exercise price of $1.15. One-third of the shares of Common Stock subject to this option will vest on September 5, 2002, and an additional one-third of the shares of Common Stock subject to this option sill vest on each yearly anniversary of the grant date thereafter, such that the option will be fully exercisable three (3) years after the grant date. On July 19, 2002, the Company granted Mr. Mott an option to purchase 50,000 shares of Common Stock with an exercise price of $0.57. One-third of the shares of Common Stock subject to this option will vest on July 19, 2003, and an additional one-third of the shares of Common Stock subject to this option will vest on each yearly anniversary of the grant date thereafter, such that the option will be fully exercisable three (3) years after the grant date.

COMMITTEES OF THE BOARD

     The Company currently has three committees, the Audit Committee, the Compensation Committee and the Nominating Committee. The Company does not have an Executive Committee. The Audit Committee, currently consisting of Mr. Cristiani, Mr. Melrose and Mr. Repp, recommends the appointment of the independent auditors of the Company, reviews and approves the scope of the annual audit and reviews the results thereof with the Company’s independent auditors. Ms. Kreidel resigned as a member of the Audit Committee as of June 15, 2001 and Mr. Noorda, who was a member of the Audit Committee, resigned from the Board of Directors and all committees on which he served on July 11, 2002. The Audit Committee also assists the Board of Directors in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and reviews the continuing effectiveness of the Company’s business ethics and conflicts of interest policies.

     The Company’s Board of Directors has adopted a written charter for the Audit Committee. The members of the Audit Committee are “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

     The Compensation Committee, currently consisting of Mr. Repp and Mr. Yarro, recommends to the Board of Directors the salaries, bonuses and stock awards received by the officers of the Company. Ms. Kreidel resigned as a member of the Compensation Committee as of June 15, 2001 and Mr. Noorda, who was a member of the Compensation Committee, resigned from the Board of Directors and all committees on which he served on July 11, 2002. The Compensation Committee is also responsible for administering the

Company’s 2001 Stock Incentive Plan. The Compensation Committee determines the recipients of awards, sets the exercise price of shares granted and determines the terms, provisions and conditions of all rights granted.

     The Nominating Committee, currently consisting of Mr. Raimondi, Mr. Melrose and Mr. Yarro, reviews nominations for positions on the Board of Directors recommended by stockholders in accordance with the Bylaws and monitors the procedures set forth in the Bylaws for such nominations. The Nominating Committee will consider Board of Directors nominee recommendations by stockholders which are timely submitted in writing to the Company’s Secretary, together with biographical and business experience information regarding the nominee and other information that is required by the Company’s Bylaws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of April 6, 2002, the Compensation Committee consisted of Mr. Noorda, Mr. Repp and Mr. Yarro. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between MTI and other entities involving MTI executive officers and Board members who serve as executive officers of such entities. During fiscal year 2002, Mr. Repp provided sales process consulting services to the Company for which he was paid an aggregate of $1,600. Mr. Noorda, who was a member of the Compensation Committee, resigned from the Board of Directors and all committees on which he served on July 11, 2002.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended April 6, 2002, the Board of Directors met six times. In addition, the Audit Committee and Compensation Committee met seven and two times, respectively. There have been no meetings of the Nominating Committee. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees on which such director served except that Mr. Noorda attended 20% of all meetings held by the Board of Directors and the committees on which he served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission (“SEC”). Based solely on its review of the Forms 3, 4 and 5 filed on behalf of its executive officers and directors, the Company believes that, during the fiscal year ended April 6, 2002, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with pursuant to the SEC rules, except that a late Form 3 related to his appointment on September 18, 2001 as Chief Accounting Officer was filed by Todd Schaeffer.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 22, 2002 by (i) each person known by the Company to own more than 5% of such shares, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and each of its named executive officers at April 6, 2002, and (iv) all directors and executive officers as a group. As of July 22, 2002, there were 32,733,728 issued and outstanding shares of Common Stock of the Company, not including treasury shares or shares issuable upon exercise of options or warrants. Ownership information has been supplied by the persons concerned.

	SHARES BENEFICIALLY
	OWNED(1)

NAME	NUMBER	PERCENT

The Canopy Group, Inc(2)	14,463,285	44.18%
333 South 520 West, Suite 300 Lindon, Utah 84042
Darcy G. Mott(3)	14,463,285	44.18%
Franz L. Cristiani(4)	44,167	*
Val Kreidel(5)	110,417	*
Ralph J. Yarro, III(6)	14,699,952	44.60%
John Repp(7)	40,417	*
Al Melrose(8)	73,917	*
Kent D. Smith(9)	16,667	*

	SHARES BENEFICIALLY
	OWNED(1)

NAME	NUMBER	PERCENT

Thomas P. Raimondi, Jr.(10)	648,038	1.94%
Paul W. Emery, II(11)	645,625	1.93%
Keith Clark(12)	518,125	1.57%
Venki Venkataraman(13)	285,569	*
Kenneth Simpson(14)	65,625	*
All directors and officers as a group(13 persons)(15)	17,148,519	48.83%

*	Less than 1%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in this table have sole voting and investment power with respect to all shares.

(2)	Based on Schedule 13D filing on April 25, 2001.

(3)	The address for Mr. Mott is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, CA 92807. Mr. Mott was elected to the Board of Director on July 19, 2002. Represents shares owned by Canopy. Mr. Mott is Vice President, Treasurer and Chief Financial Officer of Canopy. Except to the extent of his pecuniary interest therein, Mr. Mott disclaims beneficial ownership of all shares held by Canopy.

(4)	Includes 44,167 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(5)	Includes 110,417 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(6)	The address for Mr. Yarro is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807. Represents shares owned by Canopy. Includes 226,667 shares issuable upon exercise of options and warrants exercisable within 60 days of July 22, 2002. Mr. Yarro is President, Chief Executive Officer and a member of the Board of Directors of Canopy. Except to the extent of his pecuniary interest therein, Mr. Yarro disclaims beneficial ownership of all shares held by Canopy.

(7)	Includes 40,417 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(8)	Includes 73,917 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(9)	Includes 16,667 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(10)	Includes 618,038 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(11)	Includes 640,625 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002. Mr. Emery resigned as Chief Operating Officer of the Company on June 6, 2002.

(12)	Includes 266,875 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(13)	Includes 282,501 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002.

(14)	Includes 65,625 shares issuable upon exercise of options exercisable within 60 days of July 22, 2002. Mr. Simpson resigned as Chief Information Officer of the Company on July 5, 2002.

(15)	Includes shares held by entities affiliated with directors and executive officers of the Company as described above, including 2,385,916 shares issuable upon exercise of stock options and warrants exercisable within 60 days of July 22, 2002.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHER INFORMATION

     The following table sets forth for each of the Company’s last three completed fiscal years the compensation of Thomas P. Raimondi, Jr., the Company’s Chairman, President and Chief Executive Officer, and the four most highly compensated executive officers as of the fiscal year end other than Mr. Raimondi whose total annual salary and bonus for the last fiscal year exceeded $100,000 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					LONG TERM
					COMPENSATION
					AWARDS
	ANNUAL COMPENSATION				NUMBER OF
					SECURITIES
				OTHER ANNUAL	UNDERLYING	ALL OTHER
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)	BONUS($)	COMPENSATION(5)	OPTIONS(#)	COMPENSATION(6)

Thomas P. Raimondi, Jr.(1)	2002	398,846	0	*	53,125	19,934
President, Chief Executive	2001	441,346	0	*	400,000	29,363
Officer	2000	303,654	0	*	425,000	4,558
Paul W. Emery, II(2)	2002	305,000	0	*	140,625	13,019
Chief Operating Officer	2001	237,500	100,000	215,718	500,000	4,761
Keith Clark(3)	2002	271,908	0	*	31,250	3,132
Senior Vice President	2001	244,445	19,784	*	175,000	3,209
General Manager Europe
Venki Venkataraman	2002	244,000	0	*	32,500	8,077
Senior Vice President,	2001	251,154	0	*	150,000	12,936
Product Planning	2000	221,250	0	*	125,000	5,295
Kenneth Simpson(4)	2002	140,769	0	25,310	18,750	5,384
Chief Information Officer	2001	1,731	0	*	150,000	0

*	Amount does not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the individual.

(1)	Mr. Raimondi cancelled options to purchase 300,000 shares of Common Stock on July 5, 2000.

(2)	Mr. Emery was elected as an officer of the Company on July 10, 2000, and left the Company on June 6, 2002. Pursuant to the terms of a Severance and Release Agreement between Mr. Emery and the Company, Mr. Emery will begin to receive severance benefits, as more fully described in “Severance Agreements”. On August 9, 2000, Mr. Emery was given a loan by the Company in the amount of $125,000, bearing no interest, in connection with his relocation. The entire principal amount was paid in April 2001. Mr. Emery received a $100,000 signing bonus upon joining the Company in July 2000.

(3)	Mr. Clark was elected as an officer of the Company on June 22, 2000.

(4)	Mr. Simpson was elected as an officer of the Company on March 28, 2001 and resigned on July 5, 2002.

(5)	Amount presented includes relocation charges in the amount of $200,118 and $25,310 for Mr. Emery and Mr. Simpson, respectively. Pursuant to the terms of a Severance and Release Agreement between Mr. Simpson and the Company, Mr. Simpson has begun to receive severance benefits as more fully described in “Severance Agreements”.

(6)	For fiscal year 2002, the amounts presented include the dollar value of insurance premiums paid by the Company during the fiscal year 2002 with respect to term life insurance for the benefit of the Named Executive Officers in the amount of $853 for Mr. Raimondi, $2,936 for Mr. Emery, $3,132 for Mr. Clark, $3,439 for Mr. Venkataraman and $1,683 for Mr. Simpson. In addition, the amounts presented include medical reimbursements to the Named Executive Officers in the amount of $19,081 for Mr. Raimondi, $10,083 for Mr. Emery, $4,637 for Mr. Venkataraman and $3,701 for Mr. Simpson. For fiscal year 2001, the amounts presented include the dollar value of insurance premiums paid by the Company during the fiscal year 2001 with respect to term life insurance for the benefit of the Named Executive Officers in the amount of $853 for Mr. Raimondi, $2,202 for Mr. Emery, $3,209 for Mr. Clark and $3,416 for Mr. Venkataraman. In addition, for fiscal year 2001, the amounts presented include medical reimbursements to the Named Executive Officers in the amount of $28,510 for Mr. Raimondi, $2,558 for Mr. Emery and $9,520 for Mr. Venkataraman. For fiscal year 2000, the amounts presented include the dollar value of insurance premiums paid by the Company during the fiscal year 2000 with respect to term life insurance for the benefit of the Named Executive Officers in the amount of $213 for Mr. Raimondi. In addition, for fiscal year 2000, the amounts presented include the Company’s dollar contribution to Mr. Raimondi’s 401(k) plan in the amount of $4,345 and medical reimbursements to Mr. Venkataraman in the amount of $5,295.

SUMMARY OF OPTION GRANTS

     The following table sets forth the individual grants of stock options made by the Company during the fiscal year ended April 6, 2002 to each of the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

	INDIVIDUAL GRANTS				POTENTIAL REALIZABLE
					VALUE AT ASSUMED
	NUMBER OF	% TOTAL			ANNUAL RATES OF
	SECURITIES	OPTIONS			STOCK PRICE
	UNDERLYING	GRANTED TO			APPRECIATION
	OPTIONS	EMPLOYEES	EXERCISE		FOR OPTION TERM(2)
	GRANTED	IN FISCAL	PRICE	EXPIRATION
NAME	(#)	YEAR(1)	($/SH)(1)	DATE	5%($)	10%($)

Thomas P. Raimondi, Jr.	17,708	0%	$1.80	7/9/2011	20,046	50,800
	35,417	1%	$0.90	10/3/2011	20,046	50,801
Paul W. Emery, II	13,542	0%	$1.80	9/4/2002	15,330	38,848
	27,083	1%	$0.90	9/4/2002	15,329	38,847
	100,000	2%	$0.91	9/4/2002	57,229	145,031
Keith Clark	10,417	0%	$1.80	7/9/2011	11,792	29,884
	20,833	1%	$0.90	10/3/2011	11,792	29,882
Venki Venkataraman	10,833	0%	$1.80	7/9/2011	12,263	31,077
	21,667	1%	$0.90	10/3/2011	12,264	31,078
Kenneth Simpson	6,250	0%	$1.80	10/5/2002	7,075	17,930
	12,500	0%	$0.90	10/5/2002	7,075	17,930

(1)	Based on an aggregate of 4,143,712 options granted to directors and employees of the Company in fiscal year 2002, including the Named Executive Officers.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

Mr. Raimondi’s option grant to purchase 17,708 fully vested on January 10, 2002 and his option grant to purchase 35,417 shares fully vested on April 4, 2002.

Mr. Emery resigned as the Company’s Chief Operating Officer on June 6, 2002. On July 19, 2002, as part of Mr. Emery’s Severance and Release Agreement with the Company, the Board of Directors approved immediate vesting and exercisability for all of Mr. Emery’s options.

Mr. Clark’s option grant to purchase 10,417 shares fully vested on January 10, 2002 and his option grant to purchase 20,833 shares fully vested on April 4, 2002.

Mr. Venkataraman’s option grant to purchase 10,833 shares fully vested on January 10, 2002 and his option grant to purchase 21,667 shares fully vested on April 4, 2002.

Mr. Simpson left the Company on July 5, 2002. Mr. Simpson’s option grant to purchase 6,250 shares fully vested on January 10, 2002 and his option grant to purchase 12,500 shares fully vested on April 4, 2002.

All options grants presented within this table have provisions accelerating the vesting in the event of a change in control.

SUMMARY OF OPTIONS EXERCISED

     The following table sets forth information concerning exercises of stock options during the year ended April 6, 2002 by each of the Named Executive Officers and the value of unexercised options at April 6, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			NUMBER OF SECURITIES
			UNDERLYING UNEXERCISED	VALUE OF UNEXERCISED
			OPTIONS AT FISCAL	IN-THE-MONEY OPTIONS
	SHARES		YEAR END(#)	AT FISCAL YEAR END($)
	ACQUIRED ON	VALUE
	EXERCISE	REALIZED	EXERCISABLE/	EXERCISABLE/
NAME	(#)	($)(1)	UNEXERCISABLE	UNEXERCISABLE(2)

Thomas P. Raimondi, Jr.	0	$—	471,163/270,312	3,188/0
Paul W. Emery, II (3)	0	$—	640,625/0	10,437/0
Keith Clark	0	$—	226,250/137,500	1,875/0
Venki Venkataraman	0	$—	245,938/161,562	1,950/0
Kenneth Simpson	0	$—	56,250/112,500	1,125/0

(1)	Value realized is based on estimated fair market value of Common Stock on the date of exercise minus the exercise price.

(2)	Value is based on the closing price of the Company’s common stock on the Nasdaq National Market as of April 5, 2002($0.99), minus the exercise price.

(3)	On July 19, 2002, as part of Mr. Emery’s Severance and Release Agreement, the Board of Directors approved immediate vesting for all of his outstanding options. These options are currently fully exercisable and expire September 4, 2002.

SEVERANCE AGREEMENTS

     The Company has entered into Severance Agreements with the following Named Executive Officers: Thomas P. Raimondi, Jr., Keith Clark and Venki Venkataraman. These agreements have two year terms and are automatically renewable for successive one year terms thereafter. Pursuant to their terms, if the executive’s employment with the Company is terminated within twelve months of a change in control of the Company (as defined in the agreement), the level of benefits the executive will receive depends on the reason for such termination. If the termination is for cause (as defined in the agreement), by reason of the executive’s disability or death or by the employee for other than “good reason” (as defined in the agreement), the Company will pay the employee all accrued, unpaid compensation, and, except where terminated by the Company for cause, a pro rata portion of the annual bonus under the bonus plan. If the executive is terminated for any other reason by the Company or the executive terminates his employment with good reason, the Company will pay to the executive (i) all accrued, unpaid compensation, (ii) a pro rata portion of the annual bonus under the bonus plan and (iii) an amount equal to one year of annual base salary and annual bonus under the bonus plan, and, for a period of twelve months following termination, will provide the executive and his dependents medical insurance benefits.

     In connection with Mr. Emery’s departure, Mr. Emery and the Company entered into a Severance and Release Agreement (“Emery Release Agreement”) which supercedes in all respects any prior employment-related agreements previously entered into between Mr. Emery and the Company. The Emery Release Agreement provides for the payment to Mr. Emery of $43,152.81, representing unpaid salary and accrued vacation pay, and it entitles Mr. Emery to a severance payment in the amount of $154,375, payable over 6 months. Mr. Emery will also receive a car allowance of $12,000, to be paid in six equal installments. On July 19, 2002, as part of Mr. Emery’s Release Agreement, the Board of Directors approved immediate vesting for all of his outstanding options. These options will become fully exercisable during the period ending September 4, 2002. The Emery Release Agreement also provides Mr. Emery with certain medical insurance, life insurance and related benefits for a period of time not to exceed December 31, 2002.

     In connection with Mr. Simpson’s departure, Mr. Simpson and the Company entered into a Severance and Release Agreement (“Simpson Release Agreement”) which supercedes in all respects any prior employment-related agreements previously entered into between Mr. Simpson and the Company. The Simpson Release Agreement provides for the payment to Mr. Simpson of $8,252.67, representing unpaid salary and accrued vacation pay, and it entitles Mr. Simpson to a one-time severance payment in the amount of $60,000. The Simpson Release

Agreement also provides Mr. Simpson with certain medical insurance, life insurance and related benefits for a period of time not to exceed September 30, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, consisting of Mr. Repp and Mr. Yarro is responsible for establishing and administering the policies that govern the compensation of executive officers, including the Named Executive Officers. Ms. Kreidel resigned as a member of Compensation Committee as of June 15, 2001 and Mr. Noorda, who was a member of the Compensation Committee, resigned from the Board of Directors and all committees on which he served on July 11, 2002. The Compensation Committee has furnished the following report on executive compensation:

COMPENSATION COMMITTEE REPORT

     The Compensation Committee (“Committee”) of the Board of Directors reviews and administers the Company’s various incentive plans, including the cash compensation levels of members of management, the Company’s bonus plan and the Company’s stock incentive plans.

     General Compensation Policy. The Committee’s fundamental compensation policy is to make a substantial portion of an executive’s total potential compensation contingent upon the financial performance of the Company. Accordingly, in addition to each executive’s base salary, the Company offers the opportunity for an annual cash bonus which is tied to the Company’s achievement of financial performance goals, and stock option awards to provide incentives to the executive officers through an equity interest in the Company. The Committee believes that the stockholders benefit by aligning the long-term interests of stockholders and employees.

     Base Salary. For the fiscal year 2002, the Committee reviewed the recommendations of the Chief Executive Officer as to proposed base salaries for all executives other than the Chief Executive Officer. Increases in base salaries generally reflect increased responsibilities over the prior fiscal year or strong individual performance in the prior fiscal year.

     The Committee performed an annual review of the base salary of each of the executive officers with reference to the executive’s performance, level of responsibility and experience to determine whether the current base salary is appropriate and competitive. The Committee evaluated the reasonableness of the base salary based upon the median salary range paid to executive officers with comparable duties at companies of similar size in the same geographic area in the computer technology industry. No specific quantitative weight was given to any particular performance measurement.

     Salary Reductions. In conjunction with the overall economic slowdown experienced by the Company during fiscal year 2001, and which was projected to continue during fiscal year 2002, the Committee approved on July 9, 2001 a six-month salary reduction for all employees. During the six-month period following July 9, 2001, base salaries for employees earning $150,000 or more were reduced by 10% and base salaries for all other employees were reduced by 5%. In conjunction with these salary reductions, the Company granted stock options to all employees which options vested on January 10, 2002 and will expire on July 9, 2011. The stock options were granted at the fair market value on such date. Each employee was granted options valued as of the market close on July 9, 2001 at one-and-one-half times the dollar value of the salary reductions they experienced.

     Stock Option Awards. The Company has granted stock options under its various stock option plans generally at prices equal to the fair market value of the Company’s Common Stock at the date of grant. In addition to the grants in conjunction with the salary reductions described above, grants to executive officers are based on their responsibilities and relative positions in the Company and are considered an integral component of total compensation. The Committee believes the granting of options to be beneficial to stockholders, because it increases management’s incentive to enhance stockholder value. Grants were proposed by the Chief Executive Officer and reviewed by the Committee based on the individual’s overall performance. No specific quantitative weight was given to any particular performance measure. The Committee believes that stock option grants are necessary to retain and motivate key employees of the Company.

     Chief Executive Officer Compensation. The base salary of the Chief Executive Officer was recommended by the Committee and approved by the Board. The Committee reviewed the salaries of comparable executive officers at companies of similar size and in the same geographic area as the Company and in the computer industry. Mr. Raimondi participated in the same executive compensation plans as those described above for the other executive officers. As is true of the other executive officers, the Committee’s policy is to have a large portion of the Chief Executive Officer’s compensation based on the Company’s financial performance. Mr. Raimondi did not receive a cash bonus for fiscal 2002. Mr. Raimondi was awarded options to purchase 53,125 shares of the Company’s Common Stock during fiscal 2002.

     Policy Regarding Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) provides that for federal income tax purposes, the otherwise allowable deduction for compensation paid or accrued to a covered employee of a publicly held corporation is limited to no more than $1 million per year. The Company is not presently affected by Section 162(m) because, for the fiscal year ended April 6, 2002, no executive officer’s compensation exceeded $1 million, and the Company does not believe that the compensation of any executive officer will exceed $1 million for the 2003 fiscal year. Options granted under the Company’s 2001 Stock Incentive Plan (the “Plan”) will be considered performance-based compensation. As performance-based compensation, compensation attributable to options granted under the Plan and awarded to covered employees will not be subject to the compensation deduction limitations of Section 162(m).

COMPENSATION COMMITTEE

John Repp Ralph J. Yarro, III

REPORT OF AUDIT COMMITTEE

July 5, 2002

To the Board of Directors:

     We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 6, 2002.

     We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 6, 2002.

     We have also considered whether the provision of services by KPMG LLP, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of KPMG LLP.

Raymond J. Noorda
Franz L. Cristiani
Al Melrose
John Repp

*   *   *

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

COMPANY STOCK PRICE PERFORMANCE

     The following performance graph assumes an investment of $100 on March 31, 1997 and compares the change to April 5, 2002 in the market prices of the Common Stock with a broad market index (Nasdaq Stock Market — U.S.) and an industry index (Nasdaq Computer Manufacturer Index). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

COMPARISON OF 60 MONTHS CUMULATIVE TOTAL RETURN AMONG MTI TECHNOLOGY
CORPORATION, THE NASDAQ STOCK MARKET-U.S. AND THE NASDAQ COMPUTER
MANUFACTURER INDEX PERFORMANCE GRAPH

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 27, 1999, the Company entered into an agreement with Caldera to purchase 5,333,333 shares of common stock of Caldera, approximately 25% of the then outstanding capital stock, for a purchase price of $6,000,000. On March 14, 2002, Caldera’s shareholders approved a proposal effecting a one-for-four reverse split of its common stock. After the reverse split, the Company owned 1,333,333 shares of Caldera’s common stock. The Company sold 1,800 shares and 142,500 shares on April 1, 2002 and April 8, 2002, respectively. On June 26, 2002, the Company entered into an agreement with Caldera, whereby Caldera agreed to purchase all of the approximately 1,190,000 shares of Caldera common stock held by the Company at a per share purchase price of $.94, for a total of approximately $1,100,000. The transaction was completed on July 23, 2002. Canopy currently owns approximately 56% of the remaining issued and outstanding shares of Caldera. Raymond J. Noorda, who was Chairman of the Board of Directors of the Company until July 11, 2002, when he resigned, is the Chairman of the Board of Directors and the Vice President of Canopy. Mr. Noorda resigned as a member of the Board of Directors of Caldera in March 2002. In addition, Thomas P. Raimondi, Jr., our President, Chief Executive Officer and Chairman of the Board of Directors, is also a member of the Board of Directors of Caldera. Mr. Yarro, a director of our Company, is President, Chief Executive Officer and a member of the Board of Directors of Canopy and is Chairman of the Board of Directors of Caldera. Mr. Mott, a director of our Company, is Vice President, Treasurer and Chief Financial Officer of Canopy.

     In February 2002, Canopy lent $1,900,000 to the Company. The Company then entered into a Loan Agreement with Canopy on June 27, 2002, allowing the Company, subject to certain conditions, to borrow up to an aggregate of $7,000,000 under a revolving line of credit. The outstanding $1,900,000 loan has been converted to borrowings against this line of credit. The line will mature on June 30, 2003, bearing an interest rate of nine percent per annum and is secured by a security interest in substantially all of the Company’s assets. The Canopy Loan Agreement contains negative covenants placing certain restrictions on the Company’s ability to repurchase capital stock, pay dividends or make distributions, purchase or sell assets, incur liens on its assets, incur additional debt, merge with another entity, make loans or investments, amend its charter or bylaws or issue stock.

     During fiscal year 2002, the Company sold goods and services totaling $1,307,418 to Center 7, Inc., a subsidiary of Canopy. These sales were made in the ordinary course of business on the Company’s standard terms and conditions.

     During fiscal year 2002, the Company purchased software products and support services totaling $1,231,358 from Legato. Mr. Smith, a member of the Company’s Board of Directors, was an Executive Vice President for Worldwide Sales with Legato until January 2001. These sales were made in the ordinary course of business on the Company’s standard terms and conditions.

     During fiscal year 2002, the Company purchased consulting services from Smith, Diamond and Associates related to sales and product planning, organizational planing and strategic alliances. Mr. Smith, a member of the Company’s Board of Directors, is currently employed as a consultant for Smith, Diamond and Associates and was directly compensated for the consulting services provided to the Company in the amount of $7,320.18 prior to his joining the Company’s Board of Directors. Prior to his joining the Company’s Board of Directors, Smith, Diamond and Associates was paid $37,401.05 and was paid $50,963.14 after his joining the Board of Directors for a total of $88,364.19 during fiscal year 2002. The Company has discontinued this consulting relationship with Mr. Smith.

PROPOSAL TWO

SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the stockholders ratify the selection of KPMG LLP to serve as independent auditors for the Company for the fiscal year ending April 5, 2003.

     KPMG LLP has been the principal certified public accounting firm utilized by the Company since March 1986. During this time, KPMG has examined the Company’s consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

     The Audit Committee considered whether KMPG LLP’s provision of any professional services other than its audit of the Company’s annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

     Audit and Non-Audit Fees. The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements as of and for the year ended April 6, 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$344,800

All other fees:
Audit related fees (1)	$41,100
Other non-audit services (2)	320,700

Total all other fees	$361,800

(1)	Audit related fees consisted principally of reviews of registration statements, issuance of consents and audits of certain retirement plans.

(2)	Other non-audit fees consisted principally of tax compliance and tax consulting services.

     KPMG LLP performed no services and no fees were incurred or paid relating to financial information systems design and implementation. The Audit Committee has considered whether the independent auditors provision of other non-audit services to the Company is compatible with the auditor’s independence.

     The matter is being submitted to the stockholders for approval by the affirmative vote of the holders of record of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE FOLLOWING RESOLUTION, WHICH WILL BE PRESENTED TO THE MEETING:

     RESOLVED, that the stockholders of MTI Technology Corporation hereby ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending April 5, 2003.

     The persons designated in the enclosed proxy will vote your shares FOR ratification of the selection unless instructions to the contrary are indicated in the enclosed proxy.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make statements should they desire to do so.

OTHER BUSINESS

     The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

     COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 6, 2002 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, MTI TECHNOLOGY CORPORATION, 4905 EAST LA PALMA AVENUE, ANAHEIM, CALIFORNIA 92807.

     Only one annual report or proxy statement, as applicable, may be delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders as such an address. The Company will undertake to deliver promptly upon written or oral request of separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of such documents was delivered. Such request should be directed to Mellon Investor Services, c/o Proxy Services Corporation, 115 Amity Street, Jersey City, NJ 07304. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by directing such request to the same mailing address.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Stockholders who may wish to present proposals for inclusion in the Company’s proxy materials in connection with the 2003 Annual Meeting of Stockholders must submit such proposals in writing to the Secretary at the address shown at the top of page one not later than April 8, 2003. In addition, to be properly considered at the 2003 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to the Company’s Secretary in writing not less than 30 nor more than 60 days prior to the meeting; provided, that in the event that less than 40 days notice of the meeting date is given to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder’s notice to the Secretary must set forth for each matter proposed to be brought before the 2003 Annual Meeting (a) a brief description of the matter the stockholder proposes to bring before the annual meeting, (b) the name and home address of the stockholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such stockholder and (d) any material interest of such stockholder in such business.

By Order of the Board of Directors

/s/ THOMAS P. RAIMONDI, JR.

Thomas P. Raimondi, Jr. President, Chief Executive Officer and Chairman of the Board of Directors

Anaheim, California
August 5, 2002

APPENDIX “A”

PROXY

MTI TECHNOLOGY CORPORATION
4905 EAST LA PALMA AVENUE, ANAHEIM, CALIFORNIA 92807

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
MTI TECHNOLOGY CORPORATION TO BE HELD ON SEPTEMBER 5, 2002.

     The undersigned hereby appoints Thomas P. Raimondi, Jr. and Mark A. Franzen, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MTI Technology Corporation (the “Company”) to be held at the Company’s offices, 4905 East La Palma Avenue, Anaheim, California 92807, on September 5, 2002, at 10:00 a.m. local time, and at any and all adjournments thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy card, with all the powers the undersigned would possess if personally present at the meeting.

See reverse side (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.) See reverse side

[X]	Please mark your votes as in this example

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR APPROVAL OF PROPOSAL 2. THIS PROXY CONFERS AUTHORITY FOR THE PERSONS NAMED ON THE REVERSE SIDE, OR ANY ONE OF THEM, TO VOTE IN HIS DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	ELECTION OF DIRECTORS: Nominees: Thomas P. Raimondi, Jr. and Val Kreidel

	[ ]		FOR	WITHHELD
		For all nominees except as noted above	[ ]	[ ]

2.		Ratification of selection of KPMG LLP as the Company’s independent auditors for fiscal year 2003.	FOR	AGAINST	ABSTAIN
			[ ]	[ ]	[ ]

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2002 ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]

NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Signature:___________________________________      Date:____________

Signature:___________________________________      Date:____________